Exhibit 99.1

Company Contact:	Investor Relations Contact:
Wayne Wetherell	Christiane Pelz / Cathy Mattison
ImageWare Systems, Inc.	Lippert/Heilshorn & Associates
858-673-8600	(415) 433-3777
cpelz@lhai.com / cmattison@lhai.com

ImageWare Systems Reports Preliminary Fourth Quarter and Year End 2007 Results

SAN DIEGO, CA, March 31, 2008 - ImageWare® Systems, Inc. (AMEX: IW), a leading developer and provider of identity management solutions, reported preliminary financial results for the fourth quarter and year ended Dec. 31, 2007.

“In 2007, we continued our focus on building relationships with major systems integrators, which produced important wins with GE Security, Unisys, Boeing, Motorola, and others,” stated Jim Miller, ImageWare’s chairman and chief executive officer.  “Our efforts have begun to deliver results. Today we announced new orders totaling $3.5 million from multiple customers, the majority of which were received in the last two weeks.  We expect $1.3 million of the related revenue to be recognized in the first quarter with the remainder recognized in the second and third quarters of 2008.  However, the fourth quarter 2007 government budget freeze affected our fourth quarter and full year 2007 results and delayed the positive impact of our efforts and success.”

Miller added, “These recent orders, the fruit of our expanded relationships with major systems integrators and government organizations, validate our strategy and prove our ability to integrate our solution into large-scale biometric projects. Demand continues for our identity management solutions and showcases our interoperable and cross-functional solutions. After completing the Sol Logic, Inc. integration and introducing the IWS™ Mediator™ in February, we are experiencing sooner than expected high demand for our real-time voice recognition and multi-lingual translation technology.  We look forward to delivering more of our solutions as we broaden our customer base and increase our offerings to existing customers.”

Total net revenues for the fourth quarter 2007 were $1.9 million, compared to $2.4 million for the fourth quarter 2006 due primarily to lower product revenue recognition in the quarter.  During 2007, the company implemented its plan to shift from a direct sales model to an indirect model through partnering, which resulted in lower sales and marketing costs.  These changes, combined with lower stock based compensation expense and lower consulting and professional services expenditures, reduced operating expenses to $2.5 million in the fourth quarter 2007, compared to $2.8 million in the fourth quarter of 2006.  This resulted in an improved net loss available to common shareholders for the fourth quarter of 2007 of $1.4 million, compared to $1.6 million in the fourth quarter of 2006.  Net loss per share was $0.08 for the fourth quarter, compared to a net loss per share of $0.11 in the fourth quarter of 2006.

For the full year 2007, total net revenues were $8.5 million, compared to $10.2 million for 2006.  2007 gross margins improved to 70 percent, up from 67 percent for 2006.  The company reduced operating expenses by $1.5 million, with the largest reduction of $920,000 in sales and marketing costs. Net loss available to common shareholders for 2007 was $5.9 million, which included $1.2 million of preferred dividends, or $0.39 per share, as compared to $6.0 million, or $0.44 per share, for 2006.

As of Dec. 31, 2007, ImageWare Systems had cash of $1.0 million.

Financial Guidance
Miller concluded, “We experienced more activity in the last two weeks of the first quarter of 2008 than we have in the company’s history, resulting in a March 31, 2008 backlog of $2.9 million. In summary, we have set the stage for a stronger year, and we estimate revenues for the 2008 first quarter to be approximately $2.3 million.”

Recent and Fourth Quarter 2007 Customer Developments
•	Selected by GE Security for its FUPAC (Florida Uniform Port Access Credential) project.
•	Won a one-year, multiple-award initial task order contract from Boeing Integrated Defense Systems unit.
•	Signed a three-year, royalty-based, worldwide OEM agreement with GE Security as an integral part of its identity management solution offerings.
•	Signed a two-year, non-exclusive distribution agreement with iBilt Technologies Ltd., a New Delhi based end-to-end IT solutions provider for government IT business.

Recent and Fourth Quarter 2007 Product Developments
•	Acquired the assets of Sol Logic, Inc., a leader in real-time voice recognition and language translation technology.
•	Launched IWS™ Mediator™, a suite of multilingual translation, collaborative and integrated multimodal biometric capabilities.
•	Awarded patent for a multimodal biometric identification or authentication system.
•
Received technology excellence and superior performance recognition for the IWS™ Biometric Engine® platform in conjunction with the Technology-to-Sea Excellence Award to the Navy’s Tactical Biometric Collection and Matching System (TBCMS) team.

•	Received Minutiae interoperability Exchange (MINEX) Certification from the National Institute of Standards and Technology (NIST) for the IWS™ Biometric Engine®.
•	Awarded a certificate of completion for HSPD-12 Vendor Evaluation as a member of the Science Applications International Corporation (SAIC) team.

Conference call information
A conference call on ImageWare’s fourth-quarter and year-end earnings will be conducted today The conference call will be conducted at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) and will be available to all interested parties by dialing 877-407-9210 in the U.S. or 201-689-8049, if outside of the U.S. The call will also be available through a live audio web broadcast at www.iwsinc.com/investors.cfm.

The call will be archived and available for replay from the investor relations page of ImageWare’s web site at www.iwsinc.com until June 30, 2008. The call will also be available for replay until April 2, 2008 by calling 877-660-6853 in the U.S. or 201-612-7415, if outside of the U.S. To access the call, all parties will need the following replay pass codes: Account #286 and Conference ID # 280040.

About ImageWare Systems, Inc.
ImageWare Systems, Inc. (AMEX:IW) is a leading developer and provider of identity management solutions, providing biometric, secure credential, law enforcement and digital imaging technologies. Scalable for worldwide deployment, the Company's biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare's identification products are used to manage and issue secure credentials including national IDs, passports, driver licenses, smart cards and access control credentials. ImageWare's digital booking products provide law enforcement with integrated mug shot, fingerprint Livescan and investigative capabilities. ImageWare is headquartered in San Diego, with offices in Washington DC and Canada. For more information visit www.iwsinc.com.

Safe Harbor Statement
This news release may contain forward-looking statements made pursuant to the “safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995. While these statements are meant to convey to the public the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. While management believes such representation to be true and accurate based on the information available to the company, actual results may differ materially from those described. The company's operations and business prospects are always subject to risks and uncertainties. Important facts that may cause actual results to differ are set forth in the company’s periodic filings with the U.S. Securities and Exchange Commission.

- Tables to Follow -

IMAGEWARE SYSTEMS, INC.
SELECTED COMPARATIVE FINANCIAL HIGHLIGHTS
In thousands, except share and per share amounts

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues
Product	$955	$1,481	$5,652	$7,606
Maintenance	911	900	2,836	2,584
Total Revenues	1,866	2,381	8,488	10,190

Cost of Revenue
Product	389	528	1,380	2,216
Maintenance	295	307	1,166	1,133

Gross Profit	1,182	1,546	5,942	6,841
	63%	65%	70%	67%
Operating Expenses
General & administrative	877	1,094	3,865	4,365
Sales and marketing	674	825	2,647	3,567
Research and development	928	780	3,669	3,678
Depreciation and amortization	58	59	258	304
Total Operating Expenses	2,537	2,758	10,439	11,914

Income (loss) from operations	(1,355)	(1,212)	(4,497)	(5,073)

Interest (income) expense, net	(21)	226	215	564
Other (income) expense, net	(16)	(8)	23	(119)

Income (loss) from contining operations before income taxes	(1,318)	(1,430)	(4,735)	(5,518)

Income taxes	0	0	0	0

Income (loss) from continuing operations	(1,318)	(1,430)	(4,735)	(5,518)

Discontinued operations:
Gain (loss) from operations of discontinued Digital Photography
Component (including gain on
disposal of Digital Photography component	33	(62)	50	(408)
Income tax benefit (expense)	0	0	0	0
Gain (loss) on discontinued operations	33	(62)	50	(408)

Net income (loss)	$(1,285)	$(1,492)	$(4,685)	$(5,926)
Preferred dividends	$(95)	$(72)	$(1,171)	$(111)
Net loss available to common shareholders	$(1,380)	$(1,564)	$(5,856)	$(6,037)

Per share data - basic
Net income (loss) from continuing operations	$(0.08)	$(0.11)	$(0.31)	$(0.41)
Discontinued operations	$0.00	$(0.00)	$0.00	$(0.03)
Preferred dividends	$(0.00)	$(0.00)	$(0.08)	$(0.00)
Basic loss per share available to common shareholders	$(0.08)	$(0.11)	$(0.39)	$(0.44)

Basic common shares	16,924,422	13,626,280	15,070,308	13,592,841

IMAGEWARE SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2007	2006
Assets:
Cash	$1,044,242	$938,553
Accounts receivable, net	424,739	1,721,892
Inventories	130,342	57,990
Other current assets	440,459	137,609
Property and equipment, net	287,989	351,700
Other assets	718,213	784,459
Intangible assets, net	2,436,576	141,294
Goodwill	4,452,042	3,415,647
Total Assets	$9,934,602	$7,549,144

Liabilities and Shareholders' Equity:
Current liabilities	$5,268,953	$5,212,961
Pension obligation	1,138,911	1,016,293
Shareholders' equity	3,526,738	1,319,890
Total Liabilities and Shareholders' Equity	$9,934,602	$7,549,144